Exhibit 4.11

THIS LEASE AGREEMENT EXECUTED BETWEEN AEROPUERTO INTERNACIONAL DE LA CIUDAD DE MÉXICO, S.A. DE C.V., HEREINAFTER "THE LESSOR" OR "AICM", INDISTINCTLY, REPRESENTED BY YOLANDA EMMA OLIVO ARROYO, IN HER CAPACITY OF LEGAL REPRESENTATIVE, AND CONSORCIO GRUPO HOTELERO T2, S.A. DE C.V. (FORMED BY HOLDING CONSORCIO GRUPO HOTELERO T2, S.A. DE C.V., CUMSA INMOBILIARIA, S.A. DE C.V., CONSTRUCTORA ESTRELLA, S.A. DE C.V. AND NACIONAL HISPANA HOTELES, S. DE R.L. DE C.V.), THAT HEREINAFTER  SHALL BE NAMED AS "THE LESSEE", REPRESENTED BY THE GENTLEMEN ARIE AARON BECKER FELDMAN AS A COMPANY LEGAL REPRESENTATIVE, JOSÉ LORENZO FERNANDO CRAVIOTO ORTIZ Y ALFONSO MUÑOZ ALCARAZ AS B COMPANY LEGAL REPRESENTATIVES, VÍCTOR MANUEL GAMBA ARELLANO AS C COMPANY LEGAL REPRESENTATIVE, FRANCISCO MEDINA ELIZALDE AS LEGAL D COMPANY REPRESENTATIVE, ALL OF THEM IN THEIR CAPACITY AS LEGAL REPRESENTATIVES OF "THE LESSEE", UNDER THE FOLLOWING STATEMENTS AND CLAUSES:

STATEMENTS

I.   "THE LESSOR" states, by means of its representative that:

a)
Prior analysis of the convenience of executing a Public Tender for the lease, conditioning and operation of a Hotel in the new Terminal 2 of the International Airport Benito Juárez City of Mexico, the Associate Directorate General of Commerce and Services, submitted the issue under consideration of the Internal Committee for Contracting, Rates and Credit of the Airport, Supplementary and Commercial services, hereinafter "COCOSA" of "AICM", who under the Agreement Nº CC/SSC/210406/10 dated April 21, 2006, authorized the International Public Tender N 04/2006 to be carried out from which decision dated November 27, 2006 the awarding of this contract resulted, to the company Inmobiliaria Mifel, S.A. de C.V., in joint proposal with the companies, Cumsa Inmobiliaria, S.A. de C.V., Constructora Estrella, S.A. de C.V. y Nacional Hispana Hoteles, S. de R.L de C.V.

b)
On April 28, 2006, in Extraordinary session, the Board of Directors of Aeropuerto Internacional de la Ciudad de México, S.A. de C.V., with agreement number CA- AICM/280406-008, authorized the execution of a Lease Contract for providing commercial services of a HOTEL in the new terminal 2 of the international airport Benito Juárez city of Mexico, including its conditioning and operation, the above mentioned prior analysis performed by the Subcommittee of  Review of Terms and Conditions.

c)
It is a majority government owned company of the Federal Public Administration, incorporated by means of Public Deed Nº 44,339, dated 28th May, 1998, witnessed by the Att. Emiliano Zubiría Maqueo, Public Notary Nº 25 of Mexico, Federal District, registered in the Public Registry of Commerce in the Commercial Page number 238577, entry 18288 dated 25th June, 1998, which is added as Annex 9.

d)
As provided in the article 2o fraction I of its Articles of Incorporation it has as its purpose the administration, operation, construction and/or exploitation of one or several civil aerodromes and airports located in the city of Mexico, Federal District, as well as the provision of the airport, supplementary and commercial services, and auxiliary and special services required for the exploitation of those airports, and any activity that directly supports and is related to such purpose.

Exhibit 4.11

e)
The Secretariat of Communications and Transport, representing the Federal Government granted the concession of the International Airport of the city of Mexico, therefore, pursuant to the indicated in the corresponding legal instrument it has capacity to administrate, operate and maintain, its tracks, platforms, and buildings, and to provide airport, supplementary and commercial services, as well as to organize and usufruct such assets, obtaining the amount of the corresponding leases.

f)
Its representative YOLANDA EMMA OLIVO ARROYO has sufficient authorization to execute this contract, which is certified by Public Deed Nº 112,071 dated May 12, 2005, witnessed by Eduardo García Villegas, Public Notary Nº 15 from Mexico, Federal District. Such authority has not been revoked, modified nor restricted whatsoever.

g)	The representative able to perform such duties, has the authorization instrument granted by the General Director of this Entity.

 II.   "THE LESSEE" declares by means of its representative that:

a)
In the International Public Tender Nº 04/2006, through decision dated November 27, 2006, this lease agreement was awarded to Inmobiliaria Mifel, SA. de C.V., in joint proposal with Cumsa Inmobiliaria, S.A. de C.V., Constructora Estrella, S.A. de C.V., and Nacional Hispana Hoteles, S. de R.L. de C.V., for the conditioning and operation of the Hotel in the new terminal 2, of the international airport Benito Juárez city of Mexico.

b)
By means of a public Deed Nº 44,339, dated December 15, 2006, witnessed by the Guillermo Oliver Bucio, holder of the Notary Public Office Nº 246 of the Federal District, acting as associate in the protocol of the Notary office Nº 212, whose holder is the Att. Francisco I. Hugues Vélez, the company HOLDING CONSORCIO GRUPO HOTELERO T2, S.A. DE C.V. was incorporated, executed by the gentlemen CARLOS DAVID GALICIA ROMERO, JOSÉ LUIS MONTALVO SÁNCHEZ MEJORADA and ARIE AARON BECKER FELDMAN, on their own behalf and in the capacity of Sole Administrator of INMOBILIARIA MIFEL, SA. DE C.V., registered n the Public Registry of Commerce, on the Commercial Page Nº 358568, dated January 16, 2007.

c)
By means of a public Deed Nº 21,490 dated 15th December, 2006, witnessed by the Guillermo Oliver Bucio, holder of the Notary Public Office Nº 246 of the Federal District, acting as associate in the protocol of the Notary office Nº 212, whose holder is Francisco I. Hugues Vélez, CONSORCIO GRUPO HOTELERO T2, S.A. DE C.V. was incorporated, executed by HOLDING CONSORCIO GRUPO HOTELERO T2, S.A. DE C.V., represented by its special representative Mr. Carlos David Galicia Romero, CUMSA INMOBILIARIA, S.A. DE C.V. represented by its General representative, Mr.Víctor Manuel Gamba Arellano, CONSTRUCTORA ESTRELLA, S.A. DE C.V. represented by its Administrative Manager, Mr. Alfonso Muñoz Alcaraz and NACIONAL HISPANA HOTELES, S. DE R.L. DE C.V. represented by its special representative Mr. José Alberto Santana Cobian, registered in the Public Registry of Commerce, Commercial Page Nº 358538, dated January 16, 2007.

d)
In accordance with the Private Agreement of Joint Proposals, entered by INMOBILIARIA MIFEL, S.A. DE C.V., CUMSA INMOBILIARIA, S.A. DE C.V., CONSTRUCTORA ESTRELLA, SA. DE C.V. and NACIONAL HISPANA HOTELES, S. DE  R.L. DE C.V. submitted in International Public Tender Nº 04/2006, OPERADORA NACIONAL HISPANA, S.A. DE C.V. shall be the one who SHALL OPERATE the HOTEL with the trade name of NH HOTELES, document that is attached hereof as Annex 11 .

Exhibit 4.11

e)
The partners of his represented party are HOLDING CONSORCIO GRUPO HOTELERO T2, S.A. DE C.V., represented by its special representative Mr. Carlos David Galicia Romero, CUMSA INMOBILIARIA, S.A. DE C.V. represented by its General representative, Mr.Víctor Manuel Gamba Arellano, CONSTRUCTORA ESTRELLA, S.A. DE C.V. represented by its Administrative Manager, Mr. Alfonso Muñoz Alcaraz and NACIONAL HISPANA HOTELES, S. DE R.L. DE C.V. represented by its special representative Mr. José Alberto Santana Cobian.

f)	Its Tax ID number is: CGH061215EG7.

g)
It is Mexican and it is advisable, in case of need of change of nationality, to continue being considered as Mexican regarding this contract and, consequently, no to invoke the protection of any foreign government, under penalty of losing in favor of the Mexican Nation all and any right arising from this contract.

h)
It has full technical capacity to fulfill its purpose, and that its general director or equivalent, partners o members of the Board of Directors of the company, are neither under the assumptions stated in the article 22 of the law of Airports, related to the disqualification to perform commercial transactions, nor condemned for intentional crime, offense against the assets, the property or health, and that there is no legal impediment that prevents them to comply with the conditions in this contract.

i)	It acknowledges and accepts the legal capacity of "AICM" and its legal representatives, as well as its agents.

j)	It knows the content and accepts the scopes of the annexes that duly signed by the parties comprise this contract:

1.	Characteristics of the "LEASED ASSET".

2.	"Inventory".

3.	Administrative record of the delivery- receipt of the Structure and Infrastructure.

4.	Administrative record of the delivery- receipt of the Hotel conditioning.

5.	Administrative record of occupation of the "LEASED ASSET".

6.	"Forbidden substances report".

7.	Statement under oath, signed by each one of the partners and the administrator (s) that they are not under any of the assumptions of the article 22 of the Airport Law".

8.	Section of the "Manual of the Image of the International Airport of the City of Mexico" applicable to this contract.

9.	Copy of the Articles of Incorporation of "THE LESSOR".

10.	Official letter of the Resolution Nº S.G.P.A./DGIRA.DEI.2168.05 issued by the Secretariat of the Environment and Natural Resources.

11.
Private agreement of joint proposals, executed by INMOBILIARIA MIFEL, S.A. DE C.V., CUMSA INMOBILIARIA, S.A. DE C.V., CONSTRUCTORA ESTRELLA, S.A. DE C.V. and NACIONAL HISPANA HOTELES, S. DE R.L DE C.V. submitted in International Public Tender Nº 04/2006.

Exhibit 4.11

12.	Economic Proposal of the International Public Tender Nº 04/2006 (Annex E2).

13.	Terms and Conditions of the International Public Tender Nº 04/2006, Records of the Clarification Meetings and the Annexes described as follows:

Exhibit 4.11

T1	Technical Specifications of the HOTEL.

E1)	Economic Proposal, with the annual expectations of the GMI amounts

Income Share Factor (a summary and specified by year).

E2)	Business plan including:

•	Classification of the proposed HOTEL class.
•	Executive summary:
•	Marketing strategies and commercialization schemes to be implemented to optimize income from the contract.
•	Analysis of the demand the HOTEL will cater for.
•	Complete description of the estimated income level arising fro this contract, based on the previous sections and according to the generated infrastructure.
•
Complete description of the expense level arising from this contract based on the initial investment and the related administration and operation expenses as well as the necessary reinvestments in a twenty-year horizon.

E3)	Forecast of the Financial Statements (General Balance Sheet and Loss and profit Statement).

E4)	Financial projections arising from the income and expense flow that it is estimated that the operation and administration of the HOTEL would generate.

Prior to the OPERATION START UP, “THE LESSEE” shall have all authorizations issued by the appropriate authorities to execute the conditioning and operation of the HOTEL which are granted in lease by means of this agreement.

Its representatives, the ARIE AARON BECKER FELDMAN as “A” Company legal representative, JOSÉ LORENZO FERNANDO CRAVIOTO ORTIZ, and ALFONSO MUÑOZ ALCARAZ as "B" Company legal representative, VÍCTOR MANUEL GAMBA ARELLANO and "C" Company legal representative, FRANCISCO MEDINA ELIZALDE as "D" Company legal representative have sufficient authority to execute this agreement, which are certified through Public Deed Nº 21,490 dated December 15, 2006, witnessed by Guillermo Oliver Bucio, Notary Public Nº 246 of the Federal District, acting as associate in the protocol of the Notary office Nº 212, whose holder is Francisco I. Hugues Vélez., registered in the Public Registry of Commerce, in the Commercial Page Nº 358538 dated January 16, 2007. Said authority has not been revoked, modified, or restricted whatsoever.

III.  The parties jointly declare by means of their representatives that:

For all applicable legal purposes, they have knowledge of the General Guidelines for the Investment Opening in the Mexican Airport System, published in the Official Gazette of the Federation on February 9, 1998.

DEFINITIONS

For the purpose herein, the following shall be understood for:

AIRPORT.- The International Airport Benito Juárez Ciudad de México.

ADMINISTRATIVE RECORD OF THE DELIVERY-RECEIPT OF THE CONDITIONING. It shall mean the provisions in the FIRST clause, fourth paragraph thereof.

ADMINISTRATIVE RECORD OF THE DELIVERY-RECEIPT OF THE STRUCTURE INFRASTRUCTURE.- It shall mean the provisions in the FOURTH clause, third paragraph thereof.

Exhibit 4.11

LEESSOR or AICM.- Aeropuerto Internacional de la Ciudad de México, S. A. de C. V.

LESSEE.- Person authorized to use, benefit from, and enjoy the "LEASED ASSET".

LEASED ASSET.- The asset subject matter of this agreement, located at the “AIRPORT" which is defined as the structural space for the conditioning of the HOTEL and its SPACES FOR THE PROVISION OF COMMERCIAL SERVICES, as described in Annex One hereof.

TERMINATION CAUSE.- Act or omission that is a breach of any of the parties of their obligations acquired hereof.

COCOSA.- Internal Committee for Contracting, Fees and Credit of the Airport, Supplementary and Commercial Services of "AICM".

NAME.- Trademark "NH Hoteles" that "THE LESSEE" uses for the identification of the "LEASED ASSET", being under the responsibility of "THE LESSEE" to have the permits and authorizations needed to exploit such name or trademark.

HOTEL. A HOTEL of approximately 305 rooms with the services and standards of the trademark "NH HOTELES".

CPI National Consumer Price Index, monthly published by the Bank of Mexico, in the Federal Official Gazette.

VAT. Value Added Tax.

INVENTORY. Description of the structure and infrastructure that "THE LESSOR" shall deliver to "THE LESSEE" and that forms part of or are annexes or related to the "LEASED ASSET" and that are described in the document duly signed by the parties and attached hereto as Annex Two, integrating this agreement, and that shall be part of the “ADMINISTRATIVE RECORD OF THE DELIVERY-RECEIPT OF THE STRUCTURE AND INFRASTRUCTURE", having to comply with and guaranteeing the provisions of the Airport Law.

GUARANTEED MINIMUM INCOME AND INCOME PARTICIPATION. The monthly determined considerations "THE LESSEE" must pay to "AICM" for the use and enjoyment of the "LEASED ASSET".

PRELIMINARY PROJECT. The set of documents which provide the general idea of the Work Project according to the conditions established in the architecture program, the land and environment characteristics, and the regulations to abide by.

TERMS AND CONDITIONS. Document that has the concepts, requisites and administrative procedures, under which this lease contract was awarded pursuant to the International Public Tender Nº 04/2006.

SPACES FOR THE PROVISION OF COMMERCIAL SERVICES. Those square meters that within the "LEASED ASSET" may be commercialized by “THE LESSEE".

EXECUTIVE PROJECT. The integration of all the preliminary study works, concept, design, calculation  and specifications of all the engineering, architecture, urban, infrastructure and equipment elements to be performed by "THE LESSEE" that are necessary to perform the conditioning of the HOTEL, as well as its operation, which before their execution must be approved by "AICM" and by the corresponding authorities that shall include all the permits prior to the construction, which shall be performed by "THE LESSEE" with own resources.

Exhibit 4.11

SECRETARIAT. The  Secretariat of Communications and Transport.

SUBLEASING. When “THE LESSEE" prior agreement with "THE LESSOR" grants other persons in turn, the leasing of the SPACES FOR THE PROVISION OF COMMERCIAL SERVICES that are determined within the "LEASED ASSET", which shall be previously authorized by "THE LESSOR".

OPERATION START-UP. Whatever happens first of the 240 days after the conditioning of the HOTEL and SPACES FOR THE PROVISION OF COMMERCIAL SERVICES once the ADMINISTRATIVE RECORD OF DELIVERY RECEIPT OF THE STRUCTURE AND INFRASTRUCTURE of AICM is received, or the entrance of the first guest and registry of the income in the safe of the HOTEL, and consequently the payment of the agreed upon considerations.

Considering the foregoing, both parties agree to execute this agreement under the following

CLAUSES

FIRST - PURPOSE

The parties agree that "THE LESSEE" is bound in all and any of the terms referred to in the Statement II, section j) hereof, as well as "THE LESSOR", is bound to grant in lease to "THE LESSEE", “THE LESSEE” hereby receives to that effect and to his entire satisfaction the “LEASED ASSET”.

The LEASED ASSET consist of an area of 30,512.38 m2, with the purpose of performing with its own resources, the total conditioning and operation of a HOTEL and its SPACES FOR THE PROVISION OF COMMERCIAL SERVICES which is located in the New Terminal 2, outside the Terminal Building of the "AIRPORT", with the characteristics specified in the "LEASED ASSET” and in the “INVENTORY" that are added as Annex One and Annex Two; respectively, documents duly signed by the parties are part hereof.

Considering the foregoing and for purposes of conditioning the HOTEL, "THE LESSOR" shall provide "THE LESSEE" the structure and infrastructure described in TERMS AND CONDITIONS instrument composed of a ground floor and two levels with a total area of 30,512.38 m2, out of which 16,082.75 m2, correspond to the ground floor, 7,154.25 m2 to the first level and 6,141.22 m2 to the second level, additionally within the Terminal 2,  1,091.84 m2 in the entrance of ground floor shall be destined for the Lobby and services and 42.32 m2 in the exit of ground floor, as well as 12,087.76 m2 in outer areas which form part of the"LEASED ASSET".

As evidence of the delivery of the "LEASED ASSET" described in the previous paragraph, the "ADMINISTRATIVE RECORD OF THE DELIVERY-RECEIPT OF THE STRUCTURE INFRASTRUCTURE" shall be issued, which shall form part hereof as Annex Three.

The parties agree that once the conditioning of the HOTEL referred in this clause is finished, "THE LESSEE" shall deliver to "AICM", the conditioning described in the Annex Four, by means of "ADMINISTRATIVE RECORD OF THE DELIVERY-RECEIPT OF THE CONDITIONING", so as it becomes part of the net assets of the Federal Government, document that duly signed by the parties is added hereof precisely as the Annex Four; assuming that what is not described in the Annex Two shall be property of "THE LESSEE" being this empowered to retire it at any moment during the enforcement of this contract or when it is due or terminated, prior authorization of "THE LESSOR".

Exhibit 4.11

Both parties agree that in case there is an error in the dimensions and/or characteristics of the  "LEASED ASSET", it shall be notified in writing to the other party, so as prior verification, the corresponding modification be performed, if appropriate, by means of the corresponding agreement.

SECOND.- USE AND INTENDED PURPOSE.

"THE LESSEE" is obliged to use and intend the "LEASED ASSET", only and exclusively for the use as 5 STAR HOTEL (or special category), as well as for the use of the SPACES FOR THE PROVISION OF COMMERCIAL SERVICES. The agreed use and intended purpose shall be understood in a restrictive sense, without the possibility of any variation. The HOTEL shall operate under the trademark NH HOTELES.

"THE LESSEE" shall not be able to vary the agreed use and intended purpose, except in the cases when there is prior writing consent granted by "THE LESSOR”, in which case the corresponding modifying agreement shall be signed, which shall become part hereof.

THIRD - SUBLEASING

"THE LESSOR" authorizes  "THE LESSEE" to grant in turn the lease to other persons only and exclusively the SPACES FOR THE PROVISION OF COMMERCIAL SERVICES that are determined within the “LEASED ASSET", which shall be previously authorized by "THE LESSOR", being the corresponding subleasing private agreements executed as a consequence thereof. Arising from the mentioned authorization, "THE LESSEE" shall notify "THE LESSOR" the Policy of Prices, rates and Contracting Modalities to be applied in the operation of the SPACES FOR THE PROVISION OF COMMERCIAL SERVICES which shall be pursuant to the market conditions for the subleasing of spaces and in accordance with the authorized lines of business; likewise, it shall notify "THE LESSOR" about any subsequent amendment thereof.

Prior to the execution of the subleasing agreement "THE LESSEE" may grant, as appropriate, it shall request the authorization of the same to "THE LESSOR" who shall authorize them within 15 business days, such authorization shall not be unreasonably withheld and shall provide that the line of business to be exploited is according to the Standards and Policies of "AICM". The mentioned approval does not imply that subleases are subrogated to all rights and obligations that by means of this agreement “THE LESSEE” acquires.

FOURTH.- SCHEDULE OF THE HOTEL CONDITIONING AND DELIVERY OF THE STRUCTURE AND INFRASTRUCTURE.

"THE LESSOR" undertakes to deliver the construction works of structure and infrastructure of the HOTEL and its SPACES FOR THE PROVISION OF COMMERCIAL SERVICES pursuant the provisions in the TERMS AND CONDITIONS, which shall be delivered to "THE LESSEE" within a maximum term of 120 days as from the signing of this contract by means of the “ADMINISTRATIVE RECORD OF THE DELIVERY-RECEIPT OF THE STRUCTURE INFRASTRUCTURE" of AICM. “THE LESSOR" declares and guarantees that the "LEASED ASSET" shall be in conditions so as the construction and equipping be performed thereof pursuant to the EXECUTIVE PROJECT authorized by "THE LESSOR”.

Once the expected works are received in the "ADMINISTRATIVE RECORD OF THE DELIVERY-RECEIPT OF THE STRUCTURE INFRASTRUCTURE", "THE LESSEE" shall anticipate the following work schedule for the conditioning of the HOTEL:

Exhibit 4.11

As from November 27, 2006 "THE LESSEE" has a maximum of 120 calendar day term to submit the EXECUTIVE PROJECT for its revision, adjustments, and authorization by "AICM" within said term.

Once the EXECUTIVE PROJECT is approved, "AICM" shall formally deliver to “THE LESSEE" by means of the corresponding "ADMINISTRATIVE RECORD OF THE DELIVERY-RECEIPT OF THE STRUCTURE INFRASTRUCTURE", the structure and infrastructure described in the second paragraph of clause FIRST hereof related to the execution of the works and the conditioning of the HOTEL shall initiate, having "THE LESSEE" a maximum of 240 calendar days term only, as from the execution date of the "ADMINISTRATIVE RECORD OF THE DELIVERY-RECEIPT OF THE STRUCTURE INFRASTRUCTURE", to complete the same.  If due to any acts of God or force majeure, fully evidenced "THE LESSEE" can not execute the conditioning works within the agreed term, it shall be extended for a period such event lasts.

If for causes attributable to “THE LESSOR” duly evidenced, the construction or equipment works were interrupted or delayed the terms here established shall be extended for a number of days the works were interrupted or delayed.

FIFTH - EFFECTIVENESS

In accordance with the schedule for the conditioning of the HOTEL and delivery of the structure and infrastructure referred to in the preceding clause, a year from December 18, 2006, and until December 17, 2007 shall elapse for the parties to start up with the exploitation of the property by means of the operation of the HOTEL and shall be effective for 20 (TWENTY) years from December 18, 2007 to December 17, 2027.

According to the foregoing, the parties agree that "THE LESSEE" shall vacate the "LEASED ASSET" on the pre established day, that is, December 17, 2027. In the event "THE LESSEE" continues using and enjoying the "LEASED ASSET", it shall be understood that it is without the consent of and in total opposition of the will of "THE LESSOR", so that the tacit renewal shall not be effective.

Likewise "THE LESSEE" hereby waives the right of having a tacit renewal for non specified time of this agreement, undertaking to surrender to “THE LESSOR" on the agreed date in the second paragraph of this clause, the "LEASED ASSET", and return it in the conditions agreed in the TWENTY THIRD clause. Therefore, "THE LESSEE" agrees that if the "LEASED ASSET" is not delivered, "THE LESSEE" shall pay to "THE LESSOR", from that date, a conventional penalty for the delay in the performance of its obligation, an amount equal to 1.6 times the monthly "GUARANTEED MINIMUM INCOME" in force proportional to the time the default is proven per each day of delay in surrendering the "LEASED ASSET”.

SIXTH - CONSIDERATION

The parties agree that as from the start up of operations or at the end of the 240 calendar day term granted for the conditioning of the HOTEL, the first thing to do and throughout the validity of this agreement, "THE LESSEE" shall monthly pay to "THE LESSOR” a consideration equal to the amount in pesos, currency of the United Mexican States, that becomes higher between the GUARANTEED MINIMUM INCOME and the INCOME PARTICIPATION pursuant the following:

1.    GUARANTEED MINIMUM INCOME

"THE LESSEE", undertakes to pay to "THE LESSOR" for the use and enjoyment of the “LEASED ASSET", an "ANNUAL GUARANTEED MINIMUM INCOME" equivalent to $18,453,000.00 (EIGHTEEN MILLION FOUR HUNDRED FIFTY THREE THOUSAND PESOS 00/100 Mex. Cur.), plus the corresponding VAT pursuant to the applicable tax provisions, which shall be transferred according to applicable Law.

Exhibit 4.11

The "ANNUAL GUARANTEED MINIMUM INCOME" shall be annually adjusted according to the Consumer Price Index, during the term of this Agreement, and it shall be divided by 12 months so as the payment for the total of the "ANNUAL GUARANTEED MINIMUM INCOME" is made monthly.

The "GUARANTEED MINIMUM INCOME" shall be monthly paid within the first five calendar days of the corresponding month and in the event the payment day is a non working day, the payment shall be made the following immediate working day.

"THE LESSEE" shall not fail to pay the agreed "GUARANTEED MINIMUM INCOME" under no circumstances and for no reason during the term of this agreement even when the “LEASED ASSET” is not occupied or it is occupied part of the month only.

2.    INCOME PARTICIPATION

"THE LESSEE" undertakes to pay "THE LESSOR" for "INCOME PARTICIPATION", an annual percentage of 18% (EIGHTEEN PERCENT) of the gross income (as defined heretobelow) plus the corresponding VAT which shall be carried forward pursuant the applicable Law, and shall be applied monthly, and shall result from applying such percentage of INCOME PARTICIPATION corresponding to the period in question, using as calculation basis the monthly gross income.

To determine the above mentioned calculation basis "THE LESSEE" undertakes to pay within the first 10 calendar days of the month following the month the payment corresponds  (m+1), a description detailing the Gross Income of the month corresponding to the payment to be credited (m), totaling the amount of the gross income for the concept subject matter of this agreement and indicating the amount to be paid to "THE LESSOR", likewise, shall hand in the information evidencing the gross income obtained in the mentioned month by means of the accounting records such as: Financial statements, trial balance and subsidiaries, and documents that shall be duly registered pursuant to the accounting principles duly signed by the legal representative of "THE LESSEE” in which the gross income generated by the exploitation of the “LEASED ASSET” shall be clearly and accurately stated.

For purposes of this agreement, “Gross Income” shall be the income arising from any sale, whether in cash, credit or otherwise, arising from the management or operation of the HOTEL, and in general, from the use of the facility, determined pursuant to the Generally Accepted Accounting Principles applicable to the hotel industry pursuant to the Accounting System, including but not limited to: (i) rent payable by lessees or sublessees of the premises or commercial spaces in the HOTEL; (ii) sale of drinks and beverages in the HOTEL; (iii) charges to guests for parking, telephones, mobiles phones, internet, or other products or services. Notwithstanding the above, the following shall not be considered "Gross Income": (a) taxes on sales and use, collected directly to clients or guests, whether included in the price or separately transferred; (b) tips collected by the personnel; and (c) incomes for the sale of the Operation equipment, and (d) payment of insurance.

If "THE LESSOR" is not satisfied with the calculation mentioned in the preceding paragraphs, it shall be entitled to, during business hours, prior written request to "THE LESSEE", to perform a revision of the accounting records of the latter regarding the income obtained for the operation of the HOTEL and its SPACES FOR THE PROVISION OF COMMERCIAL SERVICES and, if still not satisfied, “THE LESSOR” shall state the specific reasons for his dissatisfaction to "THE LESSEE". In case those reasons are not accepted by "THE LESSEE", the differences shall be determined by external auditors appointed by both parties, and they should abide by the joint decision of the same, and "THE LESSEE” shall pay, as appropriate, the resulting difference within seven (7) days following the date he receives the above mentioned joint decision.

Exhibit 4.11

If the external auditors of both parties do not agree as from this moment, the parties in this agreement agree to contract an expert from an external accountant firm appointed by the Mexican Institute of Public Accountants regarding said difference, and the party in error would have to pay the fees of said accountant firm, and would have to abide by the resolution issued by the accountant. If "THE LESSEE" fails to pay the mentioned difference within the mentioned term, interests on the owed amount shall accrue as from the due date of that term up to the date on which such difference is paid.

If the amount of the “REVENUE SHARING” for a specific month is determined to be higher than the "GUARANTEED MINIMUM INCOME" of that same period, “THE LESSEE” shall pay the difference resulting from completing the amount the “REVENUE SHARING” was determined for, and it shall be paid no later than within 15 calendar days of the month in question plus the corresponding VAT, which shall be carried forward pursuant the applicable Law. If the payment date is a non working day, the payment shall be made on the following working day.

In addition to and for the control of "THE LESSOR", "THE LESSEE” shall give copy of the "Value Added tax Statement" from the previous month, with its original for its comparison (The original shall be returned at that time), which shall be submitted within 20 calendar days following the last day of the month in question, in turn "THE LESSEE" accepts and undertakes to give to "THE LESSOR" all the information and/or documentation of any kind that "THE LESSOR" requires in writing, as deemed as necessary to be revised from "THE LESSEE" so as to verify the appropriate compliance of this agreement.

If, as a result of the provided information review by "THE LESSOR", a balance in charge of "THE LESSEE" is determined, THE LESSEE undertakes to pay the difference to “THE LESSOR" 100% (ONE HUNDRED PERCENT), with the corresponding interests in arrears established in the ELEVENTH clause of this agreement, such payment shall be made at the latest of 5 business day after the notice regarding those differences from "THE LESSOR" and further clarification is made.

Likewise, in case of a lack of veracity identified in the information provided by “THE LESSEE" and/or failure to deliver in timely manner the information or documentation requested, both, due to omission or partial delivery, "THE LESSOR" shall be entitled to rescind this legal instrument.

"THE LESSEE" shall not fail to pay the agreed "INCOME PARTICIPATION" under no circumstances and for no reason during the term of this agreement even when the “LEASED ASSET” is not occupied or it is occupied during part of the month only .

SEVENTH.- MAINTENANCE RATES

"THE LESSEE" shall execute individual contracts of Electricity and Water with Comision Federal de Electricidad, the Compañía de Luz y Fuerza del Centro, the Comision Nacional del Agua or with the Comision de Aguas del Distrito Federal, as appropriate.

As from the OPERATION START UP, "THE LESSEE" shall submit to “THE LESSOR" copy of the individual contracts of Electricity and Water before the corresponding Dependencies, upon execution of this agreement "THE LESSEE" undertakes to contract the electricity and water services.

Exhibit 4.11

Likewise, on the termination of this agreement "THE LESSEE" undertakes to deliver to "THE LESSOR" the paid receipts before the corresponding collecting office, evidencing the update payment of all services at the time of the total vacancy of the "LEASED ASSET".

Upon completion of the validity of this agreement, "THE LESSEE" undertakes to cancel the contracts executed with Comision Federal de Electricidad, the Compañía de Luz y Fuerza del Centro, the Comision Nacional de Agua or Comision de Aguas del Distrito Federal.

The parties agree that, in the case that for any reason, any service is cancelled for causes attributable to "THE LESSEE", “THE LESSEE” shall pay the amount of the expenses and transactions that its reinstallation, loss or, as appropriate, damages that may be produced, the foregoing considering the fact that "THE LESSEE" receives the "LEASED ASSET" without any previous debt.

"THE LESSEE" shall not fail to pay the agreed "MAINTENANCE FEES" under no circumstances and for no reason during the term of this agreement even though the property is not occupied or it is occupied during part of the month only.

EIGHTH.- SERVICE CONSUMPTION

"THE LESSEE" undertakes to pay "THE LESSOR" for the services the latter provides, in addition to the payments established in the SIXTH and SEVENTH clauses, such service consumption shall be paid by "THE LESSEE" during the effectiveness of this agreement to "THE LESSOR", which shall be previously notified by "THE LESSOR" in writing.

"THE LESSEE" shall not fail to pay the agreed "SERVICE CONSUMPTION" under no circumstances and for no reason during the validity of this contract even when the property is not occupied or it is occupied during part of the month only.

NINTH.- UPDATES OF THE GUARANTEED MINIMUM INCOME.

"THE LESSEE" expressly accepts that the original amount of the "GUARANTEED MINIMUM INCOME" established in the SIXTH clause hereof, shall be annually revised and adjusted, as from the execution date of this agreement, pursuant to the "CPI" variation, taking as basis the "GUARANTEED MINIMUM INCOME" in force at the time of the revision, criteria that shall be applied only and exclusively on the "LEASED ASSET", without considering the constructions or improvements made by "THE LESSEE" during the term of this agreement.

In case that in the month that the revision of the "GUARANTEED MINIMUM INCOME" should be made, the corresponding instrument of variation is not issued, such adjustment shall be made on the date the variation is issued, but it shall be applied retroactively as from the relevant month.

TENTH. ACCESS

"THE LESSOR" declares and guarantees that pursuant to the authorized projects and plans by "AICM" for the construction of the HOTEL and SPACES FOR THE PROVISION OF COMMERCIAL SERVICES, the access shall be through the common areas of the New Terminal 2 of the "AIRPORT", and shall always be safety and on quality ground conditions so as not to adversely interfere with the possibility of the clients to access the HOTEL and the SPACES FOR THE PROVISION OF COMMERCIAL SERVICES.

Exhibit 4.11

ELEVENTH. PAYMENT METHOD AND INTERESTS IN ARREARS.

The payment that "THE LESSEE" shall make for the "GUARANTEED MINIMUM INCOME", "INCOME PARTICIPATION" and the "SERVICE CONSUMPTION" concept when required, as well as for any concept derived from this agreement, shall be made in due time without requiring further collection, within the first five calendar days of the corresponding month, even when the “LEASED ASSET" is not occupied for reasons not attributable to "THE LESSEE"; the payment should be made in cash with legal currency or with a certified check on behalf of Aeropuerto Internacional de la Ciudad de México, S.A. de C.V., in the Payments Department of "AICM" located in office 49 of the Mezanine del "AIRPORT", at Av. Capitán Carlos León González S/N, Col. Peñón de Los Baños, Delegación Venustiano Carranza, México, D.F., C.P. 15620 and whose location “THE LESSEE" is already aware, or otherwise, where that Payments Department ends being definitely or temporary installed, and therefore "THE LESSOR" shall notify "THE LESSEE" the new domicile in writing and with acknowledgement receipt or, if appropriate, any other payment method previously agreed by both parties in writing.

The "GUARANTEED MINIMUM INCOME" shall be monthly paid within the first five calendar days of the corresponding month and in case the payment date is a non working day, the payment shall be made the following immediate working day.

"THE LESSEE" shall pay the corresponding "REVENUE SHARING" as from the OPERATION START UP or upon termination of the 240 calendar day term granted for the conditioning of the HOTEL, whatever happens first and during the term of this agreement; such payment shall be made in the manner and place to be notified by "AICM".

The parties agree that such payments are paid by "THE LESSEE" as from the operation start up or upon termination of the 240 calendar day term granted for the conditioning of the HOTEL whatever happens first and during the term of this agreement.

In the event of delay in the payment of the "GUARANTEED MINIMUM INCOME", the "REVENUE SHARING" and regarding the "SERVICE CONSUMPTION” that have been notified, "THE LESSEE" undertakes to pay on the senior debt an interest in arrears equivalent to 1.5 times the Interbank equilibrium interest rate (TIIE) of 28 days published by the Bank of Mexico in the Federal Official Gazette, to be monthly revised and calculated per diem plus 7 points.

The interests shall be calculated for daily periods regarding each payment, as from the day on which such payment should have been made and up to its total settlement.  In case there are debts charged to "THE LESSEE", the payment shall be applied in the following order:

a)	Interests in arrears
b)	To the oldest debt
c)	Capital
d)	Any other pending payment concept derived from this agreement

For any claims to "THE LESSOR" regarding undue charges, "THE LESSEE" shall have a 60 calendar day term from the date on which the payment was made, to submit to "THE LESSOR" the appeal to the act that is claimed, in a grounded and justified manner. In case the nonconformity is applicable, the amount shall be offset to "THE LESSEE" in the following charge "THE LESSOR" executes, without being necessary any restatement.

TWELFTH.- INFORMATION.

"THE LESSEE" undertakes to deliver to "THE LESSOR" all information "THE LESSOR" requires regarding the obligations contracted by "THE LESSEE" in this agreement within the established term; so as pursuant to the Federal Law of Transparency and Access to the Public Government Information, "THE LESSEE" shall inform to "THE LESSOR" if the provided personal data must be considered as confidential for classification purposes in the file.

Exhibit 4.11

THIRTEENTH.- MAINTENANCE, ORDER, AND CLEANING OF THE "LEASED ASSET".

"THE LESSEE" undertakes to permanently maintain in good condition, both the "LEASED ASSET" and the facilities, alterations, or constructions built in the same prior authorization from "THE LESSOR", as well as to abide by all written conditions made by "THE LESSOR" for safety, better appearance, and cleanliness of the "LEASED ASSET" and the "AIRPORT" accordingly.

Likewise, "THE LESSOR" undertakes to install in the "LEASED ASSET" low power consumption lamps.

Including but not limited to the following, "THE LESSOR" undertakes to:

a)
Acquire and dispose of fire equipment in the "LEASED ASSET", consisting in ABC chemical powder fire extinguishers (universal power for all kind of fires), with C02 (carbon dioxide) capsule, which shall be installed in the corresponding places in compliance with the Mexican Official Regulations.

b)	Not to install any electrical equipment that overloads the existing electricity lines in the "AIRPORT", except the ones installed pursuant to the specifications authorized in writing by "THE LESSOR".

c)	Not to install any equipment that may interfere with or put in danger the facilities of "THE LESSOR".

d)	Not to store, keep or handle forbidden substances, including but not limited to the ones listed in the Annex Six hereof.

e)	Refrain from distributing flyers in the common areas.

f)	Refrain from installing awnings, canopies, or objects that alter the lines of the exterior walls of the "LEASED ASSET".

g)	Perform operations of loading and unloading pieces in the areas and access halls specified for that purpose by "THE LESSOR".

h)
Refrain from installing inside or outside the "LEASED ASSET", loudspeakers, phonographs, or sound devices in general, and place antennas on the roof or walls, except prior written authorization granted by "THE LESSOR".

i)	Refrain from performing acts, both, inside and outside the "LEASED ASSET" that may bother other tenants in the execution of their activities.

j)	Keep free of garbage, objects, or waste the "LEASED ASSET" and its surroundings, as well as any other kind of waste that involve a risk for the good functioning of the airport operations.

k)	In case of performing maintenance works to the "LEASED ASSET", pick up the waste, materials, tools, garbage and remaining liquids, being obligatory the use of containers for the solvents.

Exhibit 4.11

l)	In general, to comply with the regulations and guidelines established by "THE LESSOR".

m)	Comply with all applicable legal provisions.

n)
Comply with the conditions in the Image Manual of the International Airport of the city of Mexico at all times assuming that in case of not abiding by the provisions contained thereof, "THE LESSOR" shall be subject to the following sanctions.

1.
In case of being negligent to a requirement made by "AICM", to that effect, a warning notice shall be made so that "THE LESSEE" addresses pursuant to the specified therein, having five working days to cure as from the date of the notice; in the event that the response to the warning notice demands a longer term due to the work that it represents, “THE LESSEE” shall require an extension to the Subdirection of Promotion and Quality establishing a commitment date, who shall authorize the same whenever fully justified.

2.
If "THE LESSEE" fails to answer the notice in the specified term, a second warning notice shall be sent, which shall be answered within a three business day term from the date of the same; specifying that if during the term of this agreement more than 3 notices are accumulated, the renewal of the agreement shall not apply as of the termination, except for extraordinary cases determined by COCOSA.

3.
If the second warning notice is not abided by, according to the nature of the corresponding instrument, "THE LESSOR" is empowered to immediately cancel the Airport Identification Cards (TIA for its abbreviation in Spanish) granted to "THE LESSEE" for the provision of the services subject matter of this agreement, which may be reactivated until the respective warning is cured.

In the case that given the nature of the instrument the application of any of the two preceding measures are not feasible, the collecting of a penalty equivalent to the 50% of the considerations in force to the limit date for curing the requirement resulting from the second warning shall apply; which shall be monthly and enforceable for each day elapsed during the period from the issuance of the first warning up to the date in which the curing is evidenced.

If "THE LESSOR" is aware of any other breach to those previously mentioned in sections a) to m), “THE LESSOR” may require "THE LESSEE" to comply with such obligation within a three day term from the notice. If "THE LESSEE" requires a longer term, it shall request in writing within said term, "THE LESSOR", in case the request is reasonable, may allow an extension for curing such breach.

If “THE LESSEE" fails to comply with the conditions stated by "THE LESSOR" within the requested term, and notwithstanding the authority to terminate this agreement for these reasons, "THE LESSOR" shall be able to carry out the necessary works or actions to satisfy this obligation, and the appropriate cost shall be covered by "THE LESSEE" in the Payments Department of "AICM" in office number 49 of the Mezanine of the "AIRPORT” located at Av. Capitán Carlos León González S/N, Col. Peñón de los Baños, Delegación Venustíano Carranza, México, D.F., C. P. 15620, within three calendar days following the notification by "THE LESSOR"; being responsible "THE LESSEE" for the damages resulting from the breach of the obligations assumed in this clause, as well as in the content hereof.

The foregoing regardless of the penalty the competent authority imposes to "THE LESSEE" for the appropriate breach as applicable.

Likewise, "THE LESSEE" undertakes to comply with all and any of the regulations, manuals, and guidelines established by "THE LESSOR" which were timely communicated.

Exhibit 4.11

To that effect, it is established that the absence of knowledge on the internal legal regulations and Guidelines and Policies of "THE LESSOR" does not release "THE LESSEE" from the fulfillment of obligations assumed hereof.

FOURTEENTH.-ENVIRONMENTAL REGULATIONS

"THE LESSEE" undertakes to accept the legal provisions regarding ecology and environment, refraining from making noises exceeding the allowed limits, as well as the emission of smells, gases, or solid particles to the atmosphere and to the ground, in contravention with the environmental regulations, being sole responsible for abiding by and complying with the mentioned regulations.

THE LESSEE undertakes to keep free of garbage, objects, or waste the "LEASED ASSET" and its surroundings, as well as any other kind of waste that involve a risk for the good functioning of the airport operations.

Likewise, "THE LESSEE" accepts to divide organic and non organic solid waste discarded from or produced by the facilities of the "LEASED ASSET" and its surroundings, and consequently, the needed infrastructure to allow their selective or separated division shall be made available.

Likewise "THE LESSEE" undertakes to adopt an efficient system to recover the solid waste, by means of reusing and recycling processes.

If "AICM" identifies any breach from the abovementioned conditions, "THE LESSEE" shall be requested to comply with said obligation within a three calendar day term as from the reception date of the respective written notice, if THE LESSEE requires a longer term, it shall also be requested in writing.

If the breach on the environmental regulations continues after the requirement is made by the relevant competent authorities, "THE LESSOR" shall be entitled to terminate the lease agreement and, if applicable, request mediation from the competent authority. In this situation "THE LESSOR" shall be able to cure the issue caused at "THE LESSEE’s” expense.

The breaches established herein, shall result in termination of this agreement, regardless of the determined penalty, as appropriate by the competent authority.

FIFTEENTH.-   INSTALLATIONS AND MODIFICATIONS AFTER THE CONDITIONING OF THE HOTEL (LEASED ASSET).

The installations, adjustments, assemblies, and in general, any modification that "THE LESSEE" intends to perform on the "LEASED ASSET” shall be previously approved in writing by "THE LESSOR", except if included in the EXECUTIVE PROJECT, "THE LESSEE" undertakes to deliver to "THE LESSOR" all the information and documentation the latter may require to that effect. Likewise, "THE LESSEE" shall request the corresponding permit to the competent authority pursuant to the Development Master Program, and shall pay the fees resulting thereof.

The execution of any adjustment, construction, and improvements on the "LEASED ASSET" shall be subject to approval by "THE LESSOR" complying with the requirements established by the technical areas of "AICM".

Exhibit 4.11

Once those works are approved, their execution shall be supervised by "THE LESSOR" itself or by the company appointed by THE LESSOR and, "THE LESSEE" undertakes to pay all supervision costs that are submitted to him, within three calendar days from the time upon "THE LESSOR" petition, in the Payments Department located in office number 49 of the Mezanine of the "AIRPORT".

"THE LESSOR" shall authorize "THE LESSEE", to execute adjustment, maintenance or remodeling works of the "LEASED ASSET”, only if "THE LESSEE" is up to date with the payment of the considerations and has effective bond guarantees and insurance policies, in accordance with TWENTY SIXTH, TWENTY SEVENTH, TWENTY EIGHTH, and TWENTY NINTH clauses.

SIXTEENTH.- SUPERVISION, SURVEILLANCE, AND VERIFICATION.

The supervision and surveillance of this agreement regarding the conditioning of the HOTEL shall be carried out by the Associate Directorate General for Operations through the Sub directorate of Engineering which shall prepare all reports, minutes, and work records, if so applicable, the conventional penalties referred in the TWENTY FOURTH clause shall apply.

If resulting from the supervision relevant irregularities are identified, "THE LESSOR” shall issue a non conformity notice which shall be notified to "THE LESSEE", such notice shall result in the application of the respective conventional penalties.

Regarding the preparation of all administrative notices inherent to this legal instrument, the responsible party of such supervision shall be the Associate Directorate General of Commerce and Services through the Sub directorate of Commercial Services.

With the purpose of maintaining a tight coordination permanently with the Sub directorate of Commercial Services, regarding this agreement, "THE LESSEE" shall grant and execute a power of attorney to the person appointed to that effect with sufficient authority to make decisions for the due compliance of this agreement.

"THE LESSOR" shall verify the "LEASED ASSET” at any time without affecting the operation of the HOTEL, with the purpose of confirming that "THE LESSEE" is using according to its purpose, and pursuant to the provisions in this agreement, without this meaning an interference with the same.

"THE LESSEE" accepts that in the event of preventing access to the "LEASED ASSET" to the personnel appointed to that effect by "THE LESSOR" so as to perform the verification that in due time notified, this lease agreement may be terminated by "THE LESSOR", pursuant to the procedure established in the THIRTY FIRST clause hereof.

If resulting from the verification made by "THE LESSOR" and an inconsistency is found, it shall be notified in writing to "THE LESSEE" so as within five calendar days cures the existing inconsistency, or if appropriate, notifies the causes for said inconsistency, as well as the actions THE LESSOR will execute to cure.

If "THE LESSEE" fails to execute the corresponding actions for curing the inconsistencies in the established term, "THE LESSOR" shall be entitled to terminate this agreement.

If "THE LESSEE" requires a longer term for curing said inconsistency due to its nature, it shall make a written request to "THE LESSOR" within the already mentioned five days THE LESSOR shall respond writing within five calendar days; and in case this term ends without an answer, it shall be understood that "THE LESSOR" accepted the request.

Exhibit 4.11

SEVENTEENTH. ASSIGNMENT, SUBLEASING, OR TRANSFER OF THE "LEASED ASSET".

The parties agree that "THE LESSEE" shall, under no case or circumstance, totally or partially assign the rights arising from this agreement, until a minimum of a 5 year term has elapsed, which shall be counted from the OPERATION START UP, and to that effect, it shall have prior written authorization from "THE LESSOR". The infringement of said restriction by "THE LESSEE", shall be a cause of termination.

If "THE LESSOR" approves the assignment or transfer, "THE LESSEE" shall give "THE LESSOR" an additional payment equivalent to 6 (SIX) months of the “GUARANTEED MINIMUM INCOME" updated in terms provided in the NINTH clause plus VAT, as a result of this approval, in those cases where such assignment or transfer is made with affiliated or associated companies, such payment shall be exempted, provided that the majority of the stocks of the assigning party are kept, as well as those natural persons that when becoming legal entities keep the 51% of the stocks, prior validation and authorization granted by the COCOSA of "AICM".

EIGHTEENTH. SPECIFIC OBLIGATIONS OF "THE LESSEE".

The parties agree and "THE LESSEE” accepts and undertakes the following, for the time in which the conditioning and the operation of the HOTEL and its SPACES FOR THE PROVISION OF COMMERCIAL SERVICES are carried out:

1.
Abide by the Official Resolution Nº S.G.P.A./DGIRA.DEI.2168.05 issued by the Secretariat of Environment and Natural Resources regarding the conditions under which the execution of the works and activities may cause ecological unbalance or exceeding the limits and conditions established in the applicable provisions shall be subject to, which is added hereof as Annex Ten.

2.	Comply with the construction and operation Regulations so as to prevent any type of risk in the handling of fuels.

3.	Install containers for the separation of waste duly identified, in compliance with the General Law for the Prevention and Integral Management of Waste and its Regulations.

4.	Observe the Regulation of the General Law of Ecological Balance and Environmental Protection regarding Hazardous Waste.

5.	Consider the sanitary facilities (Bathrooms, kitchens and showers) attachments and water saving systems.

6.	Install grease and oil traps in kitchens and workshops.

7.	Place waste water treatment plants, emergency plants, and gas or analogous fuel facilities required for the operation of the HOTEL, pursuant the specifications in the EXECUTIVE PROJECT.

8.
Upon termination of the HOTEL conditioning, "THE LESSEE" shall surrender the same to "THE LESSOR" in order to becomes part of the net assets of the Federal Government through the SECRETARIAT by means of the formalization of the corresponding "ADMINISTRATIVE RECORD OF THE DELIVERY-RECEIPT OF THE CONDITIONING".

Exhibit 4.11

9.	Operate the HOTEL through the company Operadora Nacional Hispana, S.A. de C.V. only, as indicated in the Private Agreement of Joint Proposals mentioned in Statement II, d) hereof.

Therefore, under no circumstances shall the HOTEL be operated by a third party other than the mentioned company, there being the only possibility, if appropriate, of hiring a provider that supplies the personnel to work in the same.

10.
Provide the HOTEL with the communication infrastructure that allows its optimal functioning, which shall be according to the EXECUTIVE PROJECT and the New Terminal 2 of the "AIRPORT", so as such infrastructure does not cause conflicts with the ones installed by "THE LESSOR".

11.	Consider specific operating conditions with capacity of simultaneous response to passengers in delayed or cancelled flights and crew care.

NINETEENTH. ASSIGNMENT OF RIGHTS OF THE AGREEMENT BY "THE LESSOR"

"THE LESSEE" agrees that "THE LESSOR" shall be able to assign rights and obligations arising from this agreement to the Federal Government or whomever appointed by the same.

TWENTIETH.- RESPONSIBILITY FOR "THE LESSEE".

"THE LESSEE" shall be responsible for all obligations agreed and the legal statutes contained in the laws, regulations, and applicable provisions of general nature regulating the provision of commercial services and the use and enjoyment of the "LEASED ASSET", as well as any responsibility in which their workers may incur; the foregoing except the noncompliance results from unforeseeable conditions or force majeure, duly evidenced.

Likewise THE LESSEE undertakes to observe the recommendations stated by "THE LESSOR" for the better functioning of the "AIRPORT".

On the other hand "THE LESSEE" shall observe the recommendations issued by the Committee of Operation and Timetables working in the "AIRPORT" pursuant to the established in articles 61 and 62 of the Airport Law.

TWENTY FIRST.- DISCLAIMER FOR "THE LESSOR".

"THE LESSOR" shall neither be responsible for any breach or damage caused directly or indirectly due to unforeseeable conditions or force majeure, nor for the loss, theft, misplacement or any damage to the goods of "THE LESSEE", who shall not be entitled to demand any compensation or these concepts.

Therefore, "THE LESSEE" assumes all kind of liabilities that arise from this agreement, whether in goods or persons that may result damaged as established in paragraph 1913 of the Federal Civil Code, by virtue thereof, "THE LESSEE" relieves "THE LESSOR" from all civil, commercial, penal, fiscal, administrative, labour responsibility or from any other kind arising from the enforcement of this agreement.

In the event of damage to the "LEASED ASSET" caused by unforeseeable or force majeure circumstances or natural phenomena resulting in damage or total or partial destruction of the "LEASED ASSET", "THE LESSOR" undertakes to make the corresponding claim through the insurance policies contracted to repair, replace, or rebuild the damaged or destroyed parts of the "LEASED ASSET" so as to have them in the conditions they were before the damage or destruction took place.

Exhibit 4.11

TWENTY SECOND. EARLY TERMINATION.

The parties agree that "THE LESSEE" is not entitled to terminate this agreement early, until a five year term has elapsed, which shall be counted from the OPERATION START UP, after such term, if is convenient to its interests, THE LESSEE shall request in writing to "THE LESSOR" a thirty calendar day notice to the date the agreement is intended to be terminated, and certify to be up to date with the payment of the "GUARANTEED MINIMUM INCOME", "REVENUE SHARING", and "THE SERVICE CONSUMPTION" which had been notified for its payment, as well as the compliance with any other obligations arising from this agreement.

"THE LESSEE" shall pay "AICM" as penalty, an amount equivalent to twice the amount of the current "GUARANTEED MINIMUM INCOME" plus VAT, due to the request to terminate this lease agreement.

"THE LESSEE" accepts that when verifying this assumption, all and any repairs, improvements, buildings, installations, and expansion made to the "LEASED ASSET” shall be in benefit of “THE LESSOR” notwithstanding the amortization time of the investment made if appropriate has not elapsed; excepting the equipment, furniture, and other assets that can be removed from the "LEASED ASSET" provided are not fixed thereof, and not listed in the Annex Two, prior authorization of the "AICM".

Likewise, if "THE LESSOR" pursuant to the airport needs or changes in the Development Master Program of the "AIRPORT", that in due time the competent authority determines not to continue with the operations of "THE LESSEE", this agreement shall be deemed as terminated prior to "THE LESSOR" notifies "THE LESSEE" with 120 calendar days in advance.

"THE LESSOR" shall also be entitled to early terminate with this agreement when there are reasons of general interest, or when for justified reasons the necessity of requiring what was originally contracted is extinguished, and it is shown that if such legal instrument is pursued a damage would be caused to the State, as well as in the case that the Secretariat of Communications and Transport revokes to "THE LESSOR" the concession granted to operate, manage, or exploit the "AIRPORT", "THE LESSEE" shall leave the facility of the "LEASED ASSET" within the term fixed by such Entity to that effect or if appropriate, the term established to "THE LESSEE" by "THE LESSOR" which shall not be less than 120 calendar days or within the term the authority determines.

Likewise, there will be an early termination of this agreement when due to a final resolution from a competent authority, the proceeding of the International Public Tender Nº. 04/2006 is declared as void, or by mutual agreement of the parties, provided that the first term mentioned in the first paragraph of this clause has elapsed.

These assumptions of termination shall occur without responsibility for "THE LESSOR", except for the one that could correspond for the non recovered expenses and investments further provided for, in terms of the economic proposal submitted by "THE LESSEE", that as reference and duly signed by the parties integrates this agreement as Annex Twelve, likewise the parties hereof agree that this responsibility shall be enforceable once "THE LESSOR" has the elements that prevail within the legal frame, provided that the mentioned non recovery of expenses in investment is not due to causes imputable to "THE LESSEE".

Exhibit 4.11

Likewise is its hereby agreed that it shall be deemed as terminated without any responsibility for "THE LESSOR" in case the nullity of the proceeding of the International Public Tender Nº. 04/2006 decreed by the competent authority had been caused by "THE LESSEE" himself.

In any of the above mentioned assumptions, the right of “THE LESSEE” to enforce the compensation of the non recovered expenses on investment related to the Construction, conditioning and operation start up of the HOTEL, by virtue of this legal instrument and strictly subject to the provisions herein.

TWENTY THIRD.- TERMINATION EFFECTS.

The parties agree that upon termination of this agreement, regardless the cause of termination, "THE LESSEE" shall vacate and give immediate possession on the same day the termination is meant to "THE LESSOR" both, the "LEASED ASSET" and all the facilities, alterations, modifications, and improvements made therein should be in optimal operating conditions, including the assets registered in the 'INVENTORY".

"THE LESSEE" undertakes to return the "LEASED ASSET”, with no more impairment than the caused by the normal and rational use thereof.

The furniture belonging to "THE LESSEE" not fixed to the "LEASED ASSET", may be removed by "THE LESSEE" upon termination of this agreement, prior written authorization by "THE LESSOR".

TWENTY FOURTH.- CONVENTIONAL PENALTY RELATED TO THE EXECUTION OF THE CONDITIONING OF THE HOTEL

Conventional penalties shall be applied for the delay in the execution of the works of conditioning of the HOTEL for causes imputable to "THE LESSEE", determined only regarding the non executed works pursuant to the agreed schedule, which under no circumstances may be higher than the amount of the compliance guarantee of the contract mentioned in the TWENTY SEVENTH clause.

Once the term granted for the conditioning of the HOTEL terminates and the payment obligation of the “GUARANTEED MINIMUM INCOME” and the “INCOME PARTICIPATION” by "THE LESSEE" is started THE LESSEE shall have a three month term to initiate operations, or otherwise, shall pay from the fourth month, a penalty equal to a "GUARANTEED MINIMUM INCOME" additional to the given period.

The penalties shall be determined based on the work portion that has not been executed or provided in due time.

Conventional penalties shall only apply when causes imputable to "THE LESSEE" occur; the delay shall be determined based on the partial or termination dates established in the agreed execution schedule. For the application of the penalties the advance level of the works and the possibility of performing partial receptions of the same may be considered.

Regardless of the indicated penalties "THE LESSOR" shall be entitled to demand the compliance of this lease agreement.

To determine the application of the established penalties, the events or delays caused by acts of God or force majeure circumstances shall not be taken into account, which at the criteria of  "THE LESSOR" shall not be imputable to "THE LESSEE".

Exhibit 4.11

TWENTY FIFTH.- CONVENTIONAL PENALTY FOR NOT SURRENDERING THE LEASED ASSET"

Both parties agree that upon termination of this agreement, "THE LESSEE" shall surrender to "THE LESSOR" the "LEASED ASSET" in the conditions agreed upon in the second paragraph of the TWENTY THIRD clause, and therefore "THE LESSEE" agrees that if the "LEASED ASSET", is not surrendered, regardless of the cause of such termination, "THE LESSEE" shall pay to “THE LESSOR" as from that date, a conventional penalty, for the delay in the performance of its obligation, an amount equal to 1.6 times the monthly "GUARANTEED MINIMUM INCOME" in force proportional to the time the default is proven per each day of delay in surrendering the "LEASED ASSET”. Regardless "THE LESSOR" may cash the guarantees granted and execute the appropriate action before Competent Courts in the City of Mexico, Federal District against "THE LESSEE”.

This penalty is agreed for the delay in the performance of its obligation or for absence of execution as agreed.

TWENTY SIXTH.- GUARANTEE OF HIDDEN DEFECTS.

Once the works regarding the conditioning of the HOTEL are completed, notwithstanding its reception by means of signing the "ADMINISTRATIVE RECORD OF THE DELIVERY-RECEIPT OF THE CONDITIONING", indicated in the fourth paragraph of the FIRST clause of this agreement, "THE LESSEE" is obliged to respond for the defects resulting thereof, hidden defects or any other responsibility incurred by the same, as provided in the Federal Civil Code.

To guarantee during a 12 month term the compliance of the obligations mentioned in the preceding paragraph, “THE LESSEE" shall submit a bond for an equivalent of 10% (TEN PERCENT) plus VAT of the total amount of the works.

The bond for hidden defects shall be granted in the following terms:

a)
The bond shall guarantee the defects resulting, hidden defects and any other responsibility incurred and arising from the works regarding the conditioning of the HOTEL, even though contracted from third parties.

b)
The bond shall continue in full force and effect in case defects in the conditioning or responsibilities arising therein are detected and shall be cancelled when the defects are repaired and the determined responsibilities are satisfied.

c)	In order to release the bond, the express and written statement of "THE LESSOR" shall be indispensable requisite.

The bond policy shall be executed whenever one of the following events occurs:

•	"THE LESSEE" fails to comply with any of the agreed obligations.

•	This lease agreement is terminated for reasons attributable to "THE LESSEE".

TWENTY SEVENTH.- BOND.

To guarantee the compliance of all and any of the obligations undertaken by "THE LESSEE" hereof, including payment obligations, as well as payment of any its responsibilities arising thereof, "THE LESSEE" shall give “THE LESSOR" in a maximum 10 working day term before the OPERATION START UP, an acceptable bond policy on behalf of "THE LESSOR", issued by a Mexican institution legally authorized.

Exhibit 4.11

The bond shall remain in force until "THE LESSEE" has fulfilled all obligations and liabilities arising from this agreement, for an amount equivalent to the one resulting from multiplying 12 (TWELVE) times the amount of the "GUARANTEED MINIMUM INCOME" plus the corresponding VAT, which shall be carried forward pursuant to the relevant Law.

Likewise "THE LESSEE" undertakes to submit "THE LESSOR" the endorsement regarding the renewal of the bond policy, duly updated pursuant the increases that the corresponding  "GUARANTEED MINIMUM INCOME" may undergo.

The bond policy shall become in force when "THE LESSEE" fails to comply with any of the obligations established in this lease agreement.

The bond policy shall contain the following express statements of the insurance company:

a)	The bond is granted under the terms of this agreement and guarantees the payment obligations arising thereof.

b)	The bond shall remain in full force and effect in the event an extension or waiting time is granted for the guaranteed party to comply with the obligations, even if requested or authorized untimely.

c)	The cancellation of the bond shall only be made by written and express conformity of "THE LESSOR" and shall be made whenever "THE LESSEE" has complied all obligations whose compliance is guaranteed.

d)	The insurance entity waives to the benefit contained in the article 119 and expressly accepts the provided in articles 93, 94 y 118 of the Federal Law of Insurance Institutions in force.

e)	"THE LESSOR" shall be entitled to execute the bond until any obligation stated in and arising from this lease agreement for the owed amount is not complied.

f)	"THE LESSOR" shall execute the bond if the lease agreement is terminated for reasons attributable to “THE LESSEE".

The foregoing regardless of the authority of "THE LESSOR" to claim "THE LESSEE" the amount in his charge exceeding the amount of the guarantee.

If "THE LESSEE", at the time of execution of this agreement has a global multicompany guarantee, or contracts to guarantee in only one document, all and any of its obligations arising from this lease agreement for different properties, in which the agreement whose compliance guarantees is clearly specified, the amount of the guarantee for each agreement, and is issued under the terms established in this clause, shall be understood that the obligation it refers to has been covered, once “THE LESSOR" submits the endorsement or corresponding policy within the term mentioned.

For the Bond Policy to be released "THE LESSEE" is required to request it in writing to "THE LESSOR", who shall issue the corresponding authorization provided that has complied with all obligations provided in this agreement.

Failure to submit the Bond Policy within the term mentioned in the first paragraph of this clause shall be a cause of termination.

Exhibit 4.11

TWENTY EIGHTH.- INSURANCE FOR THE EXECUTION OF THE CONDITIONING OF THE HOTEL

"THE LESSEE", at its expense, undertakes to contract an insurance policy issued by a National Insurance Institution duly authorized, in which the coverage of Civil Liability is included, covering the damages cause to "THE LESSOR" and his personnel, as well as those caused to third parties in their goods or persons when executing the works related to the conditioning of the HOTEL.

"THE LESSOR" shall be the preferred beneficiary regarding damages caused in terms of this clause, whether partially or totally.

The insured amount of the insurance policy for Civil liability, must be according to the responsibility "THE LESSEE" assumes for the works related to the conditioning of the HOTEL, which shall be in the amount of $6,000,000.00 (SIX MILLION PESOS 00/100 N.C.). The insurance certificates shall be given to the Subdirectorate of Commercial Services within the 10 working days before starting the works.

If the insured amount is not sufficient to compensate the totality of the damages, the difference shall be covered from the net assets of “THE LESSEE".

"THE LESSEE" accepts to keep the insurance policy in force for the time the works related to the conditioning of the HOTEL last, up to the delivery of the works to "THE LESSOR" as become part of the assets of the Federal Government through the SECRETARIAT.

"THE LESSEE" undertakes to pay the total premium of the insurance policy, as well as the established deductible in case of accident, having to submit to “THE LESSOR" the corresponding payment receipt.

The insurance policy shall not be cancelled by "THE LESSEE", without written and express authorization from "THE LESSOR".

TWENTY NINTH.- INSURANCE.

Pursuant article 76 of the Airport Law, regarding article 147 and others related to its Regulation, "THE LESSEE" undertakes to contract, at his expense, and deliver to "THE LESSOR" within a term of ten working days prior to the OPERATION START UP in the amount of $12.000.000,00 (TWELVE MILLION PESOS 00/100 Mex. Cur/.), an acceptable insurance policy in favor of "THE LESSOR", issued by an insurance institution duly authorized, for damages or destruction to the "LEASED ASSET" and ensures the civil liability, that give rise to the compensation for damages caused in the assets of “THE LESSOR" (damages to assets of the "AIRPORT") and/or his personnel, as well as the persons considered as third parties and/or assets, as a consequence of the activities performed in the "LEASED ASSET" by "THE LESSEE" and/or personnel under his service.

Likewise, "THE LESSEE" undertakes to give to "THE LESSOR" the endorsement  corresponding to the annual renewal of the insurance policy in terms of this clause during the term of this agreement.

The insurance contract "THE LESSEE" executes shall have, among others, the following clauses:

a)	The insurance shall include damages caused to the "LEASED ASSET" at the time the accident is verified.

Exhibit 4.11

b)	"THE LESSOR" shall always be the preferred beneficiary of the insurance, regarding the damage the "LEASED ASSET" may suffer, whether partially or totally.

c)	The amount of the deductible shall always be at the expense of "THE LESSEE".

d)	The insurance shall be in force throughout the term of this lease agreement and until “THE LESSEE" surrenders the "LEASED ASSET" at the entire satisfaction of "THE LESSOR".

If "THE LESSEE" fails to give the insurance policy to "THE LESSOR" in the established term, "THE LESSOR" shall be entitled to, at its option, terminate the contract or hire the agreed insurance at the expense of "THE LESSEE" in which case the latter undertakes to reimburse to "THE LESSOR" the cost and expenses in which he may have incurred for contracting such insurance, within three calendar days upon petition of "THE LESSOR".

The payment shall be made to the Payments Department of the "AIRPORT", whose location is already known by "THE LESSEE".

It is agreed that the insured amount of the insurance policy this clause refers to does not release "THE LESSEE" from the obligation to pay damages this clause refers to, for all risks that for any cause this insurance policy does not cover, and the amounts not covered thereof shall be at his expense and paid by "THE LESSEE".

If "THE LESSEE" has a global multicompany insurance regarding its assets, in which the "LEASED ASSET" can be included, THE LESSEE  shall be released from the obligation this clause refers to, by submitting the corresponding endorsement to "THE LESSOR" and appointed as preferred beneficiary regarding the insurance for damages that may occur to the “LEASED ASSET" and THE LESSEE ensures the civil liability in terms of this clause

THIRTIETH. TERMINATION CAUSES

The parties agree that if "THE LESSEE" fails to comply with any contracted obligation, "THE LESSOR" shall be entitled to terminate this agreement by operation of law and without need of legal statement, being a written notice with acknowledgement receipt enough, which shall contain the cause(s) this agreement is terminated reserving "THE LESSOR" the term to indicate the delivery and total release of the "LEASED ASSET".

The causes for terminating this agreement contract are mentioned below, which include but are not limited to:

a)	Failure to pay two or more fees of any payment obligations undertaken by virtue of this agreement.

b)	Failure to deliver the bonds established in the TWENTY SIXTH AND TWENTY SEVENTH clauses within the stipulated term.

c)	Failure to deliver the insurance policies established in the TWENTY EIGHTH AND TWENTY NINTH clauses within the stipulated term.

d)
Lack of veracity in the information indicated in the SIXTH clause, section 2 second paragraph hereof, to certify the income obtained by "THE LESSEE" and/or failure to deliver in due time by THE LESSEE that information and/or documentation so requested, whether due to omission or partial delivery, having the proceeding indicated in the SIXTH clause section 2 fourth paragraph been previously carried out ..

Exhibit 4.11

e)
When "THE LESSEE" assigns, transfers, subleases, disposes of the possession or the rights hereof, partial or totally without prior express and written authorization from "THE LESSOR", excluding the exceptions provided in the THIRD AND SEVENTEENTH clauses of this agreement.

f)	The "LEASED ASSET" have a use other than the indicated in the SECOND clause without written authorization of "THE LESSOR".

g)
Refusal of “THE LESSEE" to abide by the terms and administrative provisions from "THE LESSOR", and other applicable legal provisions, as well as failure to respond the requirements from competent authorities.

h)	Failure to operate or abandonment of the "LEASED ASSET" for more than thirty calendar, without reasonable cause in the opinion of "THE LESSOR" or without knowledge of "THE LESSOR".

i)	If "THE LESSEE" fails to maintain the "LEASED ASSET" in good maintenance, conservation, and working conditions, except for its normal use or tear.

j)	If "THE LESSEE" carries out constructions or installations without prior written consent by "THE LESSOR".

k)	If "THE LESSEE" is declared in bankruptcy proceedings.

I)	If a proceeding for the dissolution or settlement of the corporation that "THE LESSEE", constitutes for the purpose of this agreement is initiated.

m)	If there is a strike or any other work stoppage against "THE LESSEE", provided that this situation is not corrected within a fifteen calendar day term from the date the event started.

n)	If "THE LESSEE" performs or allows acts contrary to the provisions of "THE LESSOR", the applicable regulations or legislation; as well as the moral or decent actions in the "LEASED ASSET".

o)	Failure to comply with the environmental rules issued by the competent authorities.

p)	For not allowing the supervision, surveillance and verification process mentioned in the SIXTEENTH clause.

q)	When the "LEASED ASSET" is insured or seized by competent legal authority, as a result of the perpetration of a crime by "THE LESSEE".

r)	In general. for partially or totally defaulting on the content of all and any of the obligations mentioned in this instrument, as well as those arising thereof.

"THE LESSOR" may terminate this lease agreement for any breach caused by "THE LESSEE", as well as if "THE LESSEE" grants in guarantee the "LEASED ASSET" or assigns the rights thereof without express authorization from "THE LESSOR".

If "THE LESSOR" identifies any inconsistency in quality or any other important aspect, a record will be issued where all the facts shall be exposed and the Administrative Proceeding for the Termination of this lease shall be initiated as established in the THIRTY FIRST clause.

Exhibit 4.11

When failing to comply with the obligations of "THE LESSEE" from causes established in this legal instrument, "THE LESSOR" shall be entitled to initiate at any moment after the non compliance, the mentioned proceeding.

If this agreement is rescinded "THE LESSOR" shall be able to dispose of the "LEASED ASSET" without any responsibility at his expense and without having "THE LESSEE" the right to any indemnification or compensation for this fact, having to vacate and give possession of the "LEASED ASSET" to "THE LESSOR" within the notified term .

If this agreement is terminated, "THE LESSEE" must consider that "AICM" shall take immediate possession of the "LEASED ASSET”, and therefore accepts that within the notified term it shall vacate the facilities of the "AIRPORT".

THIRTY FIRST.- TERMINATION PROCEEDING

If "THE LESSEE" has incurred in any case of termination, "THE LESSOR" shall notify in writing so as "THE LESSEE", within a ten calendar day term as from the notice states in his best interest regarding the non compliance of his obligations, or otherwise amends his act or omission, in which case this proceeding shall become null.

If after that term "THE LESSEE" fails to state any defense or if after the analysis of the reasons expressed by him, "THE LESSOR" considers that they do not rebut his non compliance, shall dictate the resolution that corresponds, which "THE LESSOR" shall notify it in writing to "THE LESSEE".

If "THE LESSOR" terminates the agreement "THE LESSEE" shall pay to "THE LESSOR" a conventional penalty equivalent to the amount of the bond granted to guarantee the compliance of this agreement; being excepted the rights of "THE LESSOR" to demand "THE LESSEE" the payment of the amounts owed due to non compliance, and can execute the guarantee indicated in the TWENTY SEVENTH clause.

The parties agree that the written communications referred to in mentioned procedure of this clause. shall be made in the "LEASED ASSET" or at the domicile "THE LESSEE" stated herein; and shall be delivered to any person that at that time is in the "LEASED ASSET" or in the domicile fixed in the FORTY FIRST clause of this legal instrument, identifies himself as employee of  "THE LESSEE".

THIRTY SECOND.- ABANDONMENT OF THE "LEASED ASSET".

Failure to operate the "LEASED ASSET" for more than thirty calendar, without justified cause shall entitle "THE LESSOR” to notify "THE LESSEE" in writing, that a ten calendar day term is available in his best interest regarding the non compliance of the obligations, or otherwise  corrects his act or omission in which case this proceeding shall be cancelled.

If after the term mentioned in the previous paragraph, "THE LESSEE" neither states any defense nor reinitiates the operations and makes payment for the "GUARANTEED MINIMUM INCOME" and/or "INCOME PARTICIPATION", "THE LESSOR" shall direct the corresponding resolution and notify the same in writing to "THE LESSEE".

Exhibit 4.11

Therefore "THE LESSEE" accepts that given this fact the corresponding record of abandonment be issued before notary or Public or registered Securities Broker, which shall be placed in a visible place of the "LEASED ASSET”.

After the ten calendar day term established in the first paragraph of this clause has elapsed and with no statement from "THE LESSEE" or from who the represented rights, "THE LESSOR" shall bring the corresponding actions.

Once the term for "THE LESSEE" to state in his best interest has elapsed and being issued the record of abandonment, "THE LESSOR" shall be able to carry out in the same record mentioned in the third paragraph of this clause or in any other, in this act or in another one, before notary or Public or registered Securities Broker, the breaking of plates and locks so as to vacate the "LEASED ASSET", as well as to make an inventory of the goods inside the LEASED ASSET and, as consequence, store them, in the assumption that under such circumstance the goods shall be kept and storeD in a place "THE LESSOR" considers appropriate, establishing from that time a (60) sixty calendar day term to clear the storage where the goods of "THE LESSEE" are located, which shall be mentioned in the referred inventory, if there is no answer and after the fatal (60) sixty calendar day term has elapsed, "AICM" shall be entitled to auction the goods without being subject to any legal proceeding and no further liability from “THE LESSOR".

For any expenses regarding the above, "THE LESSEE" shall reimburse "THE LESSOR" the corresponding expenses up to the total released of the "LEASED ASSET" and termination with "AICM".

Therefore "THE LESSEE" shall agree that all those notarial and other expenses as well as those arising from this clause, shall be born by "THE LESSEE", being bound in this act to immediately pay those expenses to "THE LESSOR", in the Payment Department of the "AIRPORT" which is specified in the ELEVENTH clause hereof.

THIRTY THIRD - WORKING RELATIONSHIP

"THE LESSEE" as businessman and employer of the personnel contraacted by virtue of this agreement, shall be the only responsible for the employer obligations arising from the legal provisions and other regulations in civil, penal, fiscal, labour, and social security issues. “THE LESSEE" undertakes to respond to all claims his personnel file against "THE LESSOR", who shall not be considered as a substitute employer of the workers of "THE LESSEE”.

The parties agree that considering that the HOTEL shall be operated by Operadora Nacional Hispana, S.A. de C.V., "THE LESSEE" shall respond to all the claims the personnel of such company submits against "THE LESSOR", who shall not be considered as a substitute employer of the workers either.

Likewise, "THE LESSEE" undertakes to cover for any expense "THE LESSOR" may have for these concepts and, if appropriate, undertakes to keep "THE LESSOR" safe from any claim that the personnel of "THE LESSEE" may carry out.

Such expense shall be made in the Payment Department located in office number 49 of the Mezanine of the "AIRPORT".

THIRTY FOURTH.- AIRPORT IDENTIFICATION CARDS.

Exhibit 4.11

"THE LESSEE" shall deliver within five calendar days following the execution of this document a detailed description of the names, position and position to be performed by the personnel he contracts for the provision of services, when it has not been directly hired by "THE LESSEE" and if the latter needed to change any of its personnel, shall be notified to "AICM" in writing three calendar days so as "AICM" takes due notice and proceeds to extend the corresponding Airport Identification cards and "THE LESSEE" shall return the ones from the personnel discharged.

To be able to request the initial Airport Identification cards "THE LESSEE" undertakes to deliver in the Airport Identification Manager´s Office located in office number 104 of the mezzanine of the International Airport Benito Juárez of the City of Mexico a list of the personnel, as well as a copy of the admission receipt in the Mexican Institute of Social Security or the Individual Work Contract of each employee as appropriate.

"AICM" shall give the Airport Identification cards to "THE LESSEE" at his expense, pursuant to the Regulation in force to that effect, within five calendar days following the reception of the corresponding list and copy of the admission receipt in the Mexican Institute of the Social Security or the Work Contract . The use of the Airport Identification cards is mandatory for all the personnel performing permanent activities in the airport facilities, who shall hold them in visible place while being inside said facilities, whether in restricted or public areas.

Likewise, "THE LESSEE" accepts that in case he has due debts for any concept arising from this agreement for longer than 3 months, or that he fails to comply with any of the obligations undertaken under this agreement, "THE LESSOR" shall immediately cancel the Airport Identification cards issued to the temporary or permanent personnel for providing services subject matter of this agreement, which if appropriate shall be reactivated until the non compliance is taken care of, without responsibility of any kind for "THE LESSOR" for this cancellation and in case such non compliance is not corrected, the agreement may be terminated.

"AICM" shall give the Airport Identification cards to the new personnel once "THE LESSEE" has returned those issued in favor of those who ceased the provision of services, and those of the personnel that "THE LESSEE" hires as an addition to his workforce, always complying with the provisions in this clause.

"THE LESSEE" shall pay to "AICM" the Airport Identification cards not returned of the personnel who ceased providing services at the replacement cost that "AICM" applies to that date, likewise, "THE LESSEE" shall be the only responsible of the use given to these Airport Identification cards.

In case the Airport Identification cards are robbed or lost, the personnel of “THE LESSEE" shall issue the corresponding record before the Public Ministry officer, having “THE LESSEE”, at its expense, pay any cost generated for its replacement and the one applied by "AICM" to that date.

The diverse expenses mentioned in this clause shall be made at the Payments Department located in office number 49 of the Mezanine of the "AIRPORT".

Upon termination of this agreement for any cause, "THE LESSEE" shall immediately return to "AICM" the Airport Identification cards issued to his personnel and therefore “THE LESSEE" accepts and agrees that, otherwise, "AICM" shall be able to pick up the Airport Identification cards and prevent such personnel from entering his facilities.

The foregoing under the clear understanding that this proceeding is subject to the Obligatory Guidelines for the Granting and Use of the Airport Identification cards and the use of Individual  Identification cards and Permits granted by the Aeropuerto Internacional de la Ciudad de México, S.A. de C.V.

Exhibit 4.11

THIRTY FIFTH.- TAXES AND RIGHTS.

Each party shall be responsible for the payment of taxes and rights that legally corresponds, as well as the compliance with any other obligation established in the applicable legal provisions.

THIRTY SIXTH. NOTICES

Except for the rules established in the THIRTY FIRST clause for the termination proceeding, all notices handled between the parties shall be addressed to the domicile mentioned in the FORTY FIRST clause and shall be in writing with acknowledgement receipt and shall be effective from the date of reception, except for the general provisions and internal memos that "THE LESSOR" notifies to all the lessees of the "AIRPORT" generally in which case acknowledgement receipt shall not be requested..

THIRTY SEVENTH. AMENDMENTS

This agreement may be amended or added by mutual agreement of the parties, said amendment or additions shall be in written through the corresponding agreement, which shall be signed by both parties and  shall be part of this contract, becoming effective as from the date of the signing.

THIRTY EIGHTH. APPLICABLE LAW

For anything not provided herein, the parties shall be subject to the applicable provisions in the Federal Civil Code, Federal Code of Civil proceedings, Airport Law and its regulations, as well as any other applicable legal statute.

Likewise "THE LESSEE" shall be subject to, unconditionally to the timetable, operation rules and safety norms of the "AIRPORT" and other applicable provisions.

THIRTY NINTH. COMPETENCE

For the interpretation and compliance of this agreement, the parties expressly accept to abide by the jurisdiction of the Competent Courts in the City of Mexico, resigning to any other jurisdiction that may correspond them regarding their present or future domiciles, the location of the "LEASED ASSET" or any other causes.

FORTIETH.- ACKNOWLEDGEMENT.

"THE LESSEE" hereby acknowledges that as from the TERM of this agreement, THE LESSEE reserves no judicial action or right for damages arising thereof and pursuant to the TWENTY SECOND clause, in the following cases:

a)
For any Airport needs or changes in the Development Master Program of the "AIRPORT", that in due time, the competent authority may determine are not allowing the continuity of the operations of "THE LESSEE" therein.

b)	For non amortized investments by "THE LESSEE" at the end of the term of this agreement , or in case that it is not early terminated, for any cause not attributable to "AICM".

Exhibit 4.11

c)	In case of revocation of the concession to "AICM" to manage or exploit the civil aerodrome, or otherwise its legal nature changes.

FORTY FIRST.- DOMICILE.

The parties  indicate as domicile for the purposes of this contract, the following:

THE LESSOR:

Aeropuerto Internacional Benito Juárez Ciudad de México; Oficina de la Dirección General Adjunta Comercial y de Servicios, Segundo nivel, Edificio "B" del Área Internacional; Avenida Capitán Carlos León González S/N; Colonia Peñón de los Baños; Delegación Venustiano Carranza; C.P. 15620, México, D.F.

THE LESSEE

Calle Privada Constituyentes No. 1056
Col. Lomas Altas
Delegación Miguel Hidalgo C.P. 11950, México, D.F.

Calle Juan Salvador Agraz Nº 44, Col. Santa Fé "La Potosí" Cuajimalpa de Morelos, C.P. 05109, México, D.F.

"THE LESSEE" agrees to immediately notify in writing to "THE LESSOR" about any change in domicile, amendment of its Articles of Incorporation or if appropriate, the powers of attorneys pertaining to its representative or agents.

The parties state that in the execution of this agreement there has been no mistake, fraud, injury, act of bad faith or any other defect in the consent of the parties that may affect its validity, so as after its content has been read. The parties sign in three copies in witness whereof, in the City of Mexico, Federal District, on March 22, 2007, with retroactive effects as from the December 18, 2006.

AEROPUERTO INTERNACIONAL DE LA CIUDAD DE MÉXICO, S.A. DE C.V. "THE LESSOR"	CONSORCIO GRUPO HOTELERO T2, S.A. DE C.V. "THE LESSEE"
(signature)	(signature)
YOLANDA EMMA OLIVO ARROYO LEGAL REPRESENTATIVE	ARIE AARON BECKER FELDMAN "A" COMPANY LEGAL REPRESENTATIVE

Approval TECHNICAL AND ECONOMICAL REVISION

(signature)	(signature)

Exhibit 4.11

ATT. TEODULO RAMIREZ TORALES SUBDIRECTOR OF COMMERCIAL SERVICES OF SERVICIOS AEROPORTUARIOS DE LA CIUDAD DE MÉXICO, S.A. DE C.V.	JOSE LORENZO FERNANDO CRAVIOTO ORTIZ "B" COMPANY LEGAL REPRESENTATIVE

Approval LEGAL REVISION

(signature)	(signature)
ATT. JUAN ADALBERTO LOPEZ RUISECO DEPUTY GENERAL LEGAL MANAGER OF SERVICIOS AEROPORTUARIOS DE LA CIUDAD DE MÉXICO, S.A. DE C.V.	ALFONSO MUÑOZ ALCARAZ "B" COMPANY LEGAL REPRESENTATIVE

LEGAL REVISION

(signature)	(signature)
ATT. MIRNA GUERRERO HERNANDEZ CONSULTANT MANAGER OF SERVICES OF SERVICIOS AEROPORTUARIOS DE LA CIUDAD DE MÉXICO, S.A. DE C.V.	VICTOR MANUEL GAMBA ARELLANO "C" COMPANY LEGAL REPRESENTATIVE

. FRANCISCO MEDINA ELIZALDE

"D" COMPANY LEGAL REPRESENTATIVE

THE SIGNATURES APPEARING ON THIS PAGE BELONG TO THE LEASE CONTRACT FOR THE CONDITIONING AND OPERATION OF THE HOTEL, WITH AN AREA OF 30,512.38 M2, LOCATED IN THE NEW TERMINAL 2, OF THE INTERNATIONAL AIRPORT BENITO JUÁREZ CITY OF MÉXICO EXECUTED BETWEEN AEROPUERTO INTERNACIONAL DE LA CIUDAD DE MÉXICO, S.A. DE C.V. AND CONSORCIO GRUPO HOTELERO T2, S.A. DE C.V. ON MARCH 22, 2007, WITH RETROACTIVE EFFECT AS FROM DECEMBER 18, 2006.